Exhibit 4.21

CONTRAT DE MANDAT SOCIAL	CORPORATE MANDATE AGREEMENT

ENTRE LES SOUSSIGNÉS	BETWEEN THE UNDERSIGNED

BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2, société anonyme au capital de 50.000 euros, dont le siège social est situé 23, rue de Choiseul, 75002 Paris, immatriculée au RCS de Paris sous le numéro 105 098 180, représentée par Monsieur Wasiq Bokhari, agissant en qualité de Directeur Général,	BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2, a public limited company with a corporate capital of EUR 50,000, the registered office of which is located 23, rue de Choiseul, 75002 Paris, registered with the Paris Trade and Companies registry under number 105 098 180, represented by Mr. Wasiq Bokhari, acting in his capacity as CEO (Directeur Général),

Dénommée ci-après la « Société »	Hereafter referred to as the “Company”

D’UNE PART,	ON THE ONE HAND,

ET	AND

Monsieur Wasiq BOKHARI, né le 21 novembre 1969, au Pakistan, de nationalité américaine et demeurant 11391, Wing Point Way NE, Bainbridge Island, Washington 98110, Etats-Unis,	Mr. Wasiq BOKHARI, born on 21st November 1969, in Pakistan, of American nationality and residing 11391, Wing Point Way NE, Bainbridge Island, Washington 98110, United States of America,

Dénommé ci-après « Monsieur BOKHARI » ou le « Directeur Général »	Hereafter referred to as “Mr. BOKHARI” or the “CEO”

D’AUTRE PART,	ON THE OTHER HAND,

Ci-après dénommés ensemble les « Parties ».	Hereafter referred together to as the “Parties”.

AYANT RAPPELE QUE :	WHEREAS:

Conformément aux dispositions des statuts de la Société, Monsieur BOKHARI a été nommé Directeur Général de la Société pour une durée indéterminée à compter du 27 août 2026, par décision de nomination du conseil d’administration en date du 27 août 2026.	In accordance with the provisions of the Company’s articles of association, Mr. BOKHARI has been appointed CEO of the Company for an indefinite term as from August 27, 2026, pursuant to the decision of the board of directors dated August 27, 2026.

Les Parties sont convenues de préciser dans le présent accord les conditions d’exercice du mandat social de Directeur Général de la Société par Monsieur BOKHARI (ci-après le « Mandat »).	The Parties have agreed to specify in this agreement the terms and conditions of Mr. BOKHARI’s corporate mandate as CEO of the Company (hereinafter the “Mandate”).

IL A ÉTÉ CONVENU ET ARRETE CE QUI SUIT	IT HAS BEEN AGREED AS FOLLOWS

ARTICLE 1 : DUREE Le présent Mandat est conclu pour une durée indéterminée.	ARTICLE 1: DURATION This Mandate is entered into for an indefinite term.

ARTICLE 2 : MISSIONS ESSENTIELLES DANS LE CADRE DU MANDAT

Le Directeur Général représente la Société à l’égard des tiers et est investi des pouvoirs les plus étendus pour agir en toute circonstance au nom de la Société dans la limite de son objet social et des limitations prévues par les statuts et sous réserve des décisions pour lesquelles les dispositions légales ou les statuts donnent compétence à un autre organe, le cas échéant.

ARTICLE 2: ESSENTIAL DUTIES UNDER THE MANDATE

The CEO represents the Company towards third parties and is vested with the broadest powers to act in all circumstances on behalf of the Company within the limits of its corporate purpose and the restrictions provided by the articles of association and subject to decisions for which the law or the articles of association grant competence to another body, if applicable.

ARTICLE 3 : AUTONOMIE D’ORGANISATION En sa qualité de Directeur Général, Monsieur BOKHARI disposera d’une autonomie totale dans l’organisation de son emploi du temps.	ARTICLE 3: ORGANIZATIONAL AUTONOMY As CEO, Mr. BOKHARI will have complete autonomy in organizing his schedule.

ARTICLE 4 : REMUNERATION

En contrepartie de l’exercice de ses fonctions de Directeur Général, Monsieur BOKHARI bénéficiera d’une rémunération annuelle brute de 414.000 euros, payée en douze (12) mensualités égales (soit 34.500 euros bruts par mois).

En outre, Monsieur BOKHARI bénéficiera d’un logement de fonction à Paris, dont la valeur locative est fixée à 6.950 euros par mois. Ce logement sera utilisé par lui et sa famille en remplacement d’un hébergement hôtelier lors de leurs séjours à Paris, pour les besoins de l’exercice de son Mandat.

Par ailleurs, Monsieur BOKHARI bénéficiera d’un logement de fonction à New York, dont la valeur locative est fixée à 18.000 dollars par mois, mis à sa disposition par Pasqal Inc. Ce logement sera utilisé par lui et sa famille en remplacement d’un hébergement hôtelier lors de leurs séjours à New York, pour les besoins de l’exercice de son Mandat.

ARTICLE 4: REMUNERATION

In consideration for the performance of his duties as CEO, Mr. BOKHARI will receive an annual gross remuneration of EUR 414,000, paid in twelve (12) equal monthly installments (i.e. EUR 34,500 gross per month).

In addition, Mr. BOKHARI shall be provided with a company-provided apartment in Paris, with a monthly rental value of EUR 6,950, which will be used by him and his family in lieu of hotel accommodation during their stays in Paris, for the purposes of the performance of his Mandate.

Furthermore, Mr. BOKHARI shall be provided with a company-provided apartment in New York, with a monthly rental value of USD 18,000, made available to him by Pasqal Inc. Such apartment shall be used by him and his family in lieu of hotel accommodation during their stays in New York, for the purposes of the performance of his Mandate.

ARTICLE 5 : REMBOURSEMENT DE FRAIS

Les frais professionnels, notamment les frais de représentation, de déplacement, d’hôtel et les autres dépenses courantes que le Directeur Général aura engagés dans l’intérêt de la Société et dans le cadre de son Mandat, lui seront remboursés par la Société sur présentation de justificatifs, conformément aux règles applicables au sein de la Société.

ARTICLE 5: REIMBURSEMENT OF EXPENSES

Professional expenses, especially representation expenses, travel, hotel and other daily expenses that the CEO incurs in the Company’s interest and in the performance of his Mandate shall be reimbursed to him upon presentation of supporting documents, in accordance with applicable Company policies.

ARTICLE 6 : OBLIGATIONS PROFESSIONNELLES	ARTICLE 6: PROFESSIONAL OBLIGATIONS

Le Directeur Général s’engage à restituer, au moment de la cessation de son Mandat au sein de la Société, pour quelque cause que ce soit, et sans qu’il n’y ait besoin d’une démarche ou d’une mise en demeure préalable de la part de la Société, ou le cas échéant, avant la cessation du Mandat sur demande de la Société, tous les éléments qui sont la propriété de la Société et qui pourront être en sa possession ou sous son contrôle à cette date, en ce inclus et sans que cette liste ne soit exhaustive : clés, téléphone portable, équipement informatique, toute la correspondance, les documents, rapports, mémoires et analyses, notes, dossiers (incluant notamment tous les dossiers sauvegardés par voie électronique, ainsi que les codes ou instruments nécessaires pour accéder à ces dossiers), et toutes les copies des éléments susmentionnés, appartenant à la Société. Le Directeur Général s’engage également à restituer le logement de fonction mis à sa disposition par la Société, à la date de cessation de son Mandat.	The CEO agrees to return, upon termination of his Mandate with the Company, for any reason whatsoever, and without the need for any prior action or formal notice on the part of the Company, or as the case may be, prior to the termination of the Mandate, at the request of the Company, all items which are the property of the Company and which may be in his possession or under his control at that date, including but not limited to: keys, cell phone, computer equipment, all correspondence, documents, memos, briefs and analyses, notes, files (including in particular all files saved electronically, as well as the codes or tools required to access these files), and all copies of the above items, belonging to the Company. The CEO also undertakes to return the company-provided apartment made available to him by the Company on the date of termination of his Mandate.

Le Directeur Général est tenu à une obligation générale de discrétion pendant la durée de son Mandat et ne doit jamais tenter de détourner les clients de la Société à son profit ou au profit d’un tiers quelconque.	The CEO is bound by a general obligation of discretion for the duration of his Mandate, and must never attempt to divert the Company’s clients to his own advantage or to the advantage of any third party.

Le Directeur Général est tenu de conserver un secret absolu sur tout ce qui a trait aux secrets ou savoir-faire relatifs à l’exploitation ou l’activité de la Société et d’une manière générale, sur toutes les opérations techniques et technologiques et les méthodes de travail dont il aurait connaissance dans l’exercice de son Mandat et ce, de quelque manière que ce soit.	The CEO is bound to maintain absolute secrecy regarding any secrets or know-how relating to the Company’s operations or business, and more generally regarding any technical and technological operations and working methods of which he may become aware in the course of his Mandate, in any manner whatsoever.

Le Directeur Général s’engage à ne divulguer aucune des méthodes commerciales utilisées dans la Société et aucun des renseignements et projets recueillis au cours de ses fonctions, se déclarant lié à cet égard par le secret professionnel le plus absolu.	The CEO undertakes not to disclose any of the business methods used by the Company or any information or projects collected in the course of his duties, and declares himself bound in this respect by the strictest professional secrecy.

Cette obligation de discrétion joue tant à l’égard de la Société que de ses clients, membres et partenaires.	This obligation of discretion applies both to the Company and to its clients, members and partners.

Cette obligation continuera à s’appliquer même après la fin du Mandat pour quelque cause que ce soit et ce, pendant une durée de dix (10) ans après la fin du Mandat.	This obligation will continue to apply even after the end of the Mandate for any reason whatsoever, for a period of ten (10) years after the end of the Mandate.

ARTICLE 7 : EXCLUSIVITE

Sous réserve des stipulations du présent Article, Monsieur BOKHARI s’engage à consacrer son temps de travail au service de la Société et à n’exercer aucune activité professionnelle complémentaire à celle qu’il exerce dans le cadre du présent Mandat sauf accord écrit de la Société.

Cette exclusivité s’exercera toutefois dans le respect de la capacité de Monsieur BOKHARI à avoir:

ARTICLE 7: EXCLUSIVITY

Subject to the provisions of this Article, Mr. BOKHARI agrees to dedicate his working time to the service of the Company and not to carry out any supplementary professional activity beyond that which he conducts in connection with this Mandate without the written agreement of the Company.

This exclusivity will however be exercised, in compliance with Mr. BOKHARI’s ability to have:

-	une activité complémentaire accessoire et non concurrentielle qui n’interfère en rien avec son obligation de loyauté au titre de son Mandat et sur laquelle il fera preuve d’une totale transparence, en en informant la Société au préalable chaque année ; ou	-	an ancillary and non-competitive complementary activity that does not interfere in any way with his duty of loyalty under his Mandate and on which he will demonstrate total transparency, by informing the Company in advance each year; or

-	un mandat social dans une entreprise patrimoniale ou familiale non concurrente.	-	a corporate mandate in a non-competing patrimonial or family company.

Monsieur BOKHARI s’engage à déclarer intégralement et par écrit au conseil d’administration de la Société l’ensemble de ses mandats sociaux, fonctions, participations, intérêts directs ou indirects et autres activités exercés en dehors de la Société, préalablement à leur prise ou acquisition, puis sans délai en cas de modification significative et, en tout état de cause, au moins une fois par an.	Mr. BOKHARI undertakes to fully disclose in writing to the Company’s board of directors all of his corporate mandates, roles, shareholdings, direct or indirect interests and other activities outside the Company, before taking up or acquiring them, promptly upon any material change and, in any event, at least once a year.

En outre, Monsieur BOKHARI s’interdit, pendant toute la durée du Mandat, de prendre part à toute activité professionnelle qui concurrencerait la Société ou d’avoir un intérêt direct ou indirect dans toute activité susceptible de concurrencer, de quelque façon que ce soit, les activités de la Société.	In addition, Mr. BOKHARI is prohibited, throughout the duration of the Mandate, from taking part in any professional activity which would compete with the Company or from holding a direct or indirect interest in any activity likely to compete, in any way whatsoever, with the activities of the Company.

ARTICLE 8 : LOYAUTE Monsieur BOKHARI doit respecter l’obligation de loyauté inhérente à son Mandat. A titre d’exemples, Monsieur BOKHARI est tenu de ne pas :	ARTICLE 8: LOYALTY Mr. BOKHARI must comply with an obligation of loyalty which is inherent to his Mandate. By way of example, Mr. BOKHARI is required not to:

-	Se placer dans une situation où ses intérêts personnels seraient en conflit avec les intérêts de la Société ou leur porteraient préjudice ;	-	Place himself in a situation where his personal interests would conflict with the interest of the Company or would be detrimental to them;

-	Se livrer pendant toute la durée du Mandat à un quelconque acte de concurrence ou de déloyauté directe ou indirecte au détriment de la Société ;	-	Engage in any act of competition or direct or indirect disloyalty to the detriment of the Company throughout the duration of the Mandate;

-	Formuler publiquement ou à l’extérieur de la Société toute déclaration ayant pour objet ou susceptible de dénigrer ou de porter atteinte à la réputation de la Société, de ses produits, de ses salariés, de ses dirigeants et/ou de ses décisions stratégiques, étant précisé qu’aucune stipulation du présent paragraphe ne saurait empêcher M. BOKHARI de formuler des observations et des orientations, de prendre des mesures disciplinaires ou des décisions de licenciement, ni de modifier la stratégie de la Société ;	-	Make any public or external statements intended to or likely to disparage or harm the reputation of the Company, its products, its employees, its managers and/or its strategic decisions, it being specified that nothing in this provision shall restrict Mr. BOKHARI from providing feedback and guidance, taking disciplinary or termination decisions, or changing the Company’s strategy;

-	Ou encore détourner la clientèle de la Société.	-	Or divert away the Company’s customers.

Il est rappelé que cette obligation subsiste pendant les périodes de suspension du Mandat.	It is recalled that this obligation shall remain applicable during any period of suspension of the Mandate.

ARTICLE 9 : CONFIDENTIALITE	ARTICLE 9: CONFIDENTIALITY

Sauf dans l’exercice de ses fonctions telles que mentionnées dans le présent Mandat, Monsieur BOKHARI s’engage :	Except in the performance of his duties as mentioned in the Mandate, Mr. BOKHARI undertakes:

-	A garder la plus grande confidentialité sur les informations, savoir, méthodes ou procédés techniques, documents ou données concernant la Société (Pasqal Holding SA), Pasqal SAS, leurs filiales, sociétés affiliées et toute autre société du groupe Pasqal, ainsi que leurs activités respectives, i) dont il aura eu connaissance au cours de l’exercice de ses fonctions au sein de la Société ii) qui sont nécessaires à l’activité et la pérennité de l’une quelconque de ces sociétés et iii) qui n’auront pas été rendues publiques (autrement que par le fait de Monsieur BOKHARI en violation du Mandat) (les « Informations Confidentielles ») ; et	-	To maintain the utmost confidentiality regarding information, knowledge, methods and technical processes, documents or data concerning the Company (Pasqal Holding SA), Pasqal SAS, their subsidiaries, affiliates and any other Pasqal group company, as well as their respective activities, i) of which he will have become aware during the performance of his duties within the Company, ii) which are necessary for the activity and continuity of any such company and iii) which have not been made public (other than as a result of Mr. BOKHARI’s violation of the Mandate) (the “Confidential Information”); and

-	A ne pas, directement ou indirectement, divulguer les Informations Confidentielles, les communiquer ou les laisser divulguer ou communiquer à toute personne ou entité n’ayant pas reçu l’approbation d’une personne dûment autorisée de la Société, de Pasqal SAS ou de la société du groupe Pasqal concernée et à ne pas les utiliser, à quelque usage que ce soit, que ce soit pour son compte ou pour le compte d’une autre partie.	-	Not, directly or indirectly, disclose the Confidential Information, communicate it or allow it to be disclosed or communicated to any person or entity that has not received the approval of a duly authorized person of the Company, Pasqal SAS or the relevant Pasqal group company and not to use it, in any way whatsoever, whether for his own benefit or for the benefit of any third party.

Si Monsieur BOKHARI s’interroge sur la nature d’Informations Confidentielles d’informations, savoirs, méthodes et procédés techniques, documents ou données, il lui appartient de solliciter des précisions.	If Mr. BOKHARI is unclear about whether information, knowledge, methods and technical processes, documents or data are Confidential Information, he must seek clarification.

L’engagement de confidentialité de Monsieur BOKHARI sera valable pendant toute la durée du Mandat et pendant une durée de dix (10) ans après la fin du Mandat. Au cours de son Mandat ou à tout moment à l’issue de celui-ci, Monsieur BOKHARI ne doit prendre aucune copie ou enregistrement (sur quelque support que ce soit) d’aucune Information Confidentielle, quelle qu’elle soit sauf si cela est requis pour les besoins de la réalisation de ses fonctions dans le cadre du Mandat. Ce type d’information appartient, selon le cas, à la Société, à Pasqal SAS, à leurs filiales, sociétés affiliées ou à toute autre société du groupe Pasqal concernée et devra être retourné à la société concernée à tout moment durant son mandat à la demande de cette dernière et immédiatement lors de la réalisation du Mandat.	Mr. BOKHARI’s confidentiality undertaking will remain valid for the entire duration of the Mandate and for a period of ten (10) years after the end of the Mandate. During the course of his Mandate or at any time after his Mandate, Mr. BOKHARI must not make any copy or recordings (on any media whatsoever) of any Confidential Information whatsoever unless this is required for the purpose of performing his duties under this Mandate. This type of information belongs, as applicable, to the Company, Pasqal SAS, their subsidiaries, affiliates or any other relevant Pasqal group company and must be returned to the relevant company at any time during his Mandate at its request and immediately upon completion of the Mandate.

En complément des obligations de restitution prévues au présent Mandat, Monsieur BOKHARI devra, à première demande de la Société, de Pasqal SAS, de l’une de leurs filiales, sociétés affiliées ou de toute autre société du groupe Pasqal concernée et, en tout état de cause, à la cessation de son Mandat, supprimer de manière définitive ou transférer à la société concernée, selon les instructions de celle-ci, l’ensemble des données, documents, codes, fichiers, éléments de Savoir-Faire, Créations de Mandat, Informations Confidentielles et autres informations appartenant à la Société, Pasqal SAS, leurs filiales, sociétés affiliées ou toute autre société du groupe Pasqal, ou les concernant, qui seraient stockés, synchronisés ou accessibles depuis tout appareil, support, compte de messagerie, compte cloud, espace de stockage ou outil numérique personnel. Monsieur BOKHARI devra certifier par écrit le respect de cette obligation dans le délai demandé par la société concernée. Sur demande de la société concernée, Monsieur BOKHARI devra préserver tout élément de preuve pertinent et s’abstenir de toute suppression ou altération susceptible d’affecter cet élément. En cas de suspicion raisonnable de violation du présent Mandat, Monsieur BOKHARI devra coopérer de bonne foi avec toute mesure de révocation d’accès, de récupération des données, d’audit ou de revue forensic limitée aux appareils, comptes, supports ou espaces personnels susceptibles de contenir des données ou Informations Confidentielles de la Société, de Pasqal SAS, de leurs filiales, sociétés affiliées ou de toute autre société du groupe Pasqal, dans le respect des lois applicables.	In addition to the return obligations set out in this Mandate, Mr. BOKHARI shall, upon first request of the Company, Pasqal SAS, any of their subsidiaries, affiliates or any other relevant Pasqal group company and, in any event, upon termination of his Mandate, permanently delete or transfer to the relevant company, in accordance with its instructions, all data, documents, code, files, Know-How, Mandate Creations, Confidential Information and other information belonging or relating to the Company, Pasqal SAS, their subsidiaries, affiliates or any other Pasqal group company that are stored, synchronized or accessible from any personal device, medium, email account, cloud account, storage space or digital tool. Mr. BOKHARI shall certify in writing his compliance with this obligation within the timeframe requested by the relevant company. At the request of the relevant company, Mr. BOKHARI shall preserve any relevant evidence and refrain from any deletion or alteration that could affect such evidence. In the event of a reasonable suspicion of a breach of this Mandate, Mr. BOKHARI shall cooperate in good faith with any access revocation, data recovery, audit or forensic review measures limited to the personal devices, accounts, media or storage spaces that may contain data or Confidential Information of the Company, Pasqal SAS, their subsidiaries, affiliates or any other Pasqal group company, in compliance with applicable laws.

Monsieur BOKHARI reconnaît et accepte le fait que la Société, Pasqal SAS, leurs filiales, sociétés affiliées ou toute autre société du groupe Pasqal concernée pourraient subir un grave préjudice en cas de violation des dispositions du présent article. Tout manquement à l’obligation de confidentialité résultant du présent article constituerait une faute susceptible de justifier la rupture des relations, sans préjudice des dommages et intérêts qui pourraient être réclamés en justice par la Société, Pasqal SAS, leurs filiales, sociétés affiliées ou toute autre société du groupe Pasqal concernée du fait de la violation par Monsieur BOKHARI de cette obligation tant au cours de l’exécution du Mandat qu’après sa cessation.	Mr. BOKHARI acknowledges and accepts the fact that the Company, Pasqal SAS, their subsidiaries, affiliates or any other relevant Pasqal group company would suffer serious harm in the event of a breach of the provisions of this article. Any breach of the obligation of confidentiality set out in this article would constitute a contractual breach likely to justify the termination of the relationship, without prejudice to the damages that could be claimed in court by the Company, Pasqal SAS, their subsidiaries, affiliates or any other relevant Pasqal group company as a result of the breach by Mr. BOKHARI of this obligation both during the performance of the Mandate and after its termination.

ARTICLE 10 : NON-DEBAUCHAGE

Monsieur BOKHARI s’engage, aussi longtemps qu’il exercera ses fonctions de mandataire telles que visées dans le présent Mandat, et jusqu’à l’expiration d’une durée de vingt-quatre (24) mois suivant la fin de ses fonctions de mandataire, à ne pas débaucher des salariés ou mandataires sociaux de la Société, de Pasqal SAS, de leurs filiales, sociétés affiliées ou de toute autre société du groupe Pasqal, pour le compte d’un tiers ou pour son propre compte, ou même entrer en relation d’affaires avec ceux-ci, directement ou indirectement et à quelque titre que ce soit (et notamment au travers d’entités dans lesquelles Monsieur BOKHARI détiendrait ou viendrait à détenir, séparément ou conjointement, une participation ou au travers de toute relation d’affaires, quelle qu’en soit la nature).

ARTICLE 10: NON-POACHING

Mr. BOKHARI undertakes, as long as he exercises his duties as a corporate officer as referred to in this Mandate, and until the expiration of a period of twenty-four (24) months following the end of his duties as a corporate officer, not to poach employees or corporate officers of the Company, Pasqal SAS, their subsidiaries, affiliates or any other Pasqal group company, for the benefit of a third party or for his own account, or even to enter into business relations with them, directly or indirectly and in any capacity whatsoever (and in particular through entities in which Mr. BOKHARI would hold or come to hold, separately or jointly, a participation or through any business relationship, whatever its nature).

ARTICLE 11 : NON-CONCURRENCE

Monsieur BOKHARI s’engage, aussi longtemps qu’il exercera ses fonctions de mandataire telles que visées dans le présent Mandat, et jusqu’à l’expiration d’une durée de 24 mois suivant la fin de son Mandat, à :

ARTICLE 11: NON-COMPETE

Mr. BOKHARI undertakes, as long as he exercises his duties as a corporate officer as referred to in this Mandate, and until the expiration of a period of 24 months following the end of his Mandate, to:

(a)	Ne pas exercer directement ou indirectement une activité concurrente à l’Activité (telle que définie ci-après) dans toute autre société ;	(a)	Not engage directly or indirectly in a competing activity to the Activity (as defined hereafter) in any other company;

(b)	Ne pas occuper un poste d’administrateur, de dirigeant, de censeur, de membre du conseil d’administration ou de surveillance, de salarié ou de consultant dans une société ayant une activité concurrente à l’Activité dans les zones géographiques suivantes : Union Européenne, Canada et Etats-Unis (la « Zone Géographique »).	(b)	Not hold a position as an administrator, executive officer, censor, member of the board of directors or supervisory board, employee or consultant in a company having a competing activity to the Activity in the following geographical areas: European Union, Canada, and United States (the “Geographical Area”).

Aux fins du présent Article, le terme « Activité » désigne, pour la Société, Pasqal SAS, leurs filiales, sociétés affiliées et toute autre société du groupe Pasqal, l’étude, la conception, la commercialisation, la distribution, le développement, l’exploitation et la maintenance de logiciels, de systèmes, de composants, de solutions et matériels informatiques et simulateurs, la réalisation de prototypes et de produits ou éléments technologiques ou Innovants relatifs à l’utilisation d’atomes neutres manipulés par laser intégrant pour ce faire l’exploitation et la valorisation des recherches, brevets et savoir-faire liés à ces concepts et technologies.	For the purposes of this Article, the term “Activity” means, with respect to the Company, Pasqal SAS, their subsidiaries, affiliates and any other Pasqal group company, the study, design, marketing, distribution, development, operation, and maintenance of software, systems, components, IT solutions and equipment, and simulators; the creation of prototypes and products or technological or innovative elements related to the use of laser-manipulated neutral atoms, integrating for this purpose the exploitation and promotion of research, patents, and know-how related to these concepts and technologies.

Il est précisé que le présent Article n’a pas pour effet de priver Monsieur BOKHARI de la possibilité d’occuper un poste d’administrateur, de dirigeant, de censeur, de membre du conseil d’administration ou de surveillance, de salarié ou de consultant dans la Société, Pasqal SAS, l’une de leurs filiales, sociétés affiliées ou toute autre société du groupe Pasqal.	It is specified that this Article does not deprive Mr. BOKHARI of the possibility of holding a position as an administrator, executive officer, censor, member of the board of directors or supervisory board, employee, or consultant in the Company, Pasqal SAS, any of their subsidiaries, affiliates or any other Pasqal group company.

À compter de la date de fin de son Mandat, Monsieur BOKHARI percevra une indemnité mensuelle égale à 50% de la dernière rémunération mensuelle fixe effectivement perçue au cours du dernier mois précédant la cessation des fonctions, et ce pendant toute la durée de la période de non-concurrence de vingt-quatre (24) mois. Cette contrepartie financière inclura l’indemnité compensatrice de congés payés éventuellement due au titre de l’indemnité de non-concurrence.	As from the date of termination of his Mandate, Mr. BOKHARI will receive a monthly indemnity equal to 50% of the last fixed monthly remuneration actually received during the last month preceding the cessation of duties, for the entire non-competition period of twenty-four (24) months. This indemnity will include the compensation in lieu of paid holiday that may be due in respect of the non-compete indemnity.

En cas de manquement de Monsieur BOKHARI à l’une quelconque de ces obligations, la Société cessera de lui verser la contrepartie financière et Monsieur BOKHARI sera tenu de restituer à la Société l’intégralité des montants qui lui ont été versés par la Société, au titre de cette contrepartie financière, à compter de la date à laquelle le manquement à cette obligation est intervenu.	In the event of any breach of these obligations by Mr. BOKHARI, the Company shall cease paying to him the financial consideration, and Mr. BOKHARI shall return to the Company any and all amounts paid to Mr. BOKHARI by the Company, in respect of this financial compensation, from the date on which the obligation has been breached.

Toutefois, la Société ne sera pas tenue de verser cette indemnité si elle décide de ne pas appliquer la clause de non-concurrence, cette décision devant être notifiée par écrit à Monsieur BOKHARI au plus tard à la date de son départ effectif de la Société.	However, the Company will not be required to pay this indemnity if it decides not to apply the non-competition clause, this decision must be notified in writing to Mr. BOKHARI at the latest on the date of his effective departure from the Company.

Monsieur BOKHARI s’engage, en outre, à n’émettre aucun commentaire négatif ou avis préjudiciable, tant en public qu’en privé, de manière directe ou indirecte, sur les activités, les affaires, le savoir-faire, les projets et produits, les clients, la stratégie, la situation financière ou commerciale de la Société, de Pasqal SAS, de leurs filiales, sociétés affiliées ou de toute autre société du groupe Pasqal et à ne rien faire qui pourrait porter, directement ou indirectement, préjudice à l’image ou à la réputation des personnes morales ou physiques qui précèdent.	Mr. BOKHARI further undertakes not to make any negative comments or disparaging statements, whether in public or in private, directly or indirectly, about the activities, business, know-how, projects and products, clients, strategy, financial or commercial situation of the Company, Pasqal SAS, their subsidiaries, affiliates or any other Pasqal group company and to do nothing that could directly or indirectly harm the image or reputation of the aforementioned legal or natural persons.

Monsieur BOKHARI reconnaît que, compte tenu de ses expériences ou formations passées et de ses diplômes, la présente obligation de non-concurrence ne lui interdit en rien d’exercer une activité professionnelle conforme à ses compétences et qualifications postérieurement à la cessation de son Mandat.	Mr. BOKHARI acknowledges that considering his past education and professional experience and his diplomas, the present non-compete obligation does not prevent him from engaging in a professional activity that is in line with his skills and qualifications after the termination of his Mandate.

ARTICLE 12 : DONNEES A CARACTERE PERSONNEL	ARTICLE 12: PERSONAL DATA

Le Directeur Général est informé que ses données à caractère personnel seront traitées conformément à la politique de confidentialité interne de la Société qui lui a été communiquée.	The CEO is informed that his personal data will be processed in accordance with the Company’s internal privacy policy communicated to him.

ARTICLE 13 : PROPRIETE INTELLECTUELLE	ARTICLE 13: INTELLECTUAL PROPERTY

13.1. Définitions	13.1. Definitions

« Droits de Propriété Intellectuelle » : concerne tous droits, enregistrés ou non, en ce compris les brevets, demandes de brevet, marques et demandes de marque, droits d’auteur et droits voisins (en ce compris les droits sur les logiciels et sur les bases de données), dessins et modèles, droits sui generis des producteurs de bases de données, noms de domaines, droits sur les dénominations sociales, noms commerciaux et enseignes, droits liés au Savoir-faire, aux secrets commerciaux et industriels, tous les droits de priorité attachés aux droits précités, ou toute forme de protection équivalente en vigueur dans le monde entier;	“Intellectual Property Rights”: concerns all rights, registered or not, including patents, patent applications, trademarks and trademark applications, copyrights and related rights (including rights to software and databases), designs and models, sui generis rights of database producers, domain names, rights to company names, trade names and signs, rights related to know-how, commercial and industrial secrets, all priority rights attached to the aforementioned rights, or any form of equivalent protection in force throughout the world;

« Créations » : (i) tous les logiciels, développements, programmes et suites d’instructions informatiques (sous formes de codes sources ou de codes objets), les sites internet ou applications, leurs améliorations, ainsi que les spécifications et documentations préparatoires qui y sont associés ; (ii) toutes les inventions, en ce compris les brevets, concepts, procédés, techniques, formules, algorithmes, données ou ensemble de données, bases de données, produits, méthodes de gestion industrielle ou commerciale, ainsi que leurs améliorations ; (iii) tous les signes distinctifs, en ce compris les marques et noms de domaines ; (iv) toutes les créations graphiques, visuelles, audiovisuelles ou littéraires en ce compris les articles, présentations, rapports, livres blancs, plans, schémas, œuvres musicales ou audiovisuelles, animations, dessins et modèles, logos, slogans, interfaces ou éléments graphiques de tout site internet ou application ; et (v) tous les éléments de Savoir-faire, en ce compris les secrets commerciaux et industriels et toutes les informations confidentielles les concernant.	“Creations”: (i) all software, developments, programs and computer instruction sets (in the form of source code or object code), websites or applications, their improvements, as well as the associated specifications and preparatory documentation; (ii) all inventions, including patents, concepts, processes, techniques, formulas, algorithms, data or sets of data, databases, products, industrial or commercial management methods, as well as their improvements; (iii) all distinctive signs, including trademarks and domain names; (iv) all original graphic, visual, audiovisual or literary works including articles, presentations, reports, white papers, plans, diagrams, musical or audiovisual works, animations, designs and models, logos, slogans, interfaces or graphic elements of any website or application; and (v) all elements of Know-how, including commercial and industrial secrets and all confidential information relating thereto.

« Création de Mandat » : signifie toute Création conçue, développée, découverte ou produite par Monsieur BOKHARI seul ou avec une ou plusieurs autres personnes dans le cadre des prestations de services réalisées aux termes du Mandat. Il est précisé que toute amélioration, création dérivée ou autre modification d’une Création Préexistante réalisée par la Société dans le cadre du Mandat sera considérée comme une Création de Mandat.	“Mandate Creation”: means any Creation conceived, developed, discovered or produced by Mr. BOKHARI alone or with one or more other persons in the context of the services provided under the terms of the Mandate. It is specified that any improvement, derivative creation or other modification of a Pre-existing Creation made by the Company under the Mandate shall be considered a Mandate Creation.

« Création Préexistante » : signifie toute Création réalisée par l’une ou l’autre des Parties avant la date d’effet du présent Mandat et qui ne constitue pas une Création de Mandat.	“Preexisting Creation”: means any Creation made by either Party before the effective date of this Mandate and which does not constitute a Mandate Creation.

« Savoir-Faire » : signifie les connaissances et informations exclusives, commerciales, techniques, scientifiques et autres, les découvertes, les secrets d’affaires, les concepts, les procédés, les techniques, les formules, les algorithmes, les données d’entrée utilisées dans tout système d’intelligence artificielle, les données ou ensembles de données, les bases de données, les méthodes de gestion industrielle ou commerciale, ainsi que leurs améliorations, sous quelque forme que ce soit.	“Know-how”: means the exclusive, commercial, technical, scientific and other knowledge and information, discoveries, trade secrets, concepts, processes, techniques, formulas, algorithms, input data used in any artificial intelligence system, data or data sets, databases, industrial or commercial management methods, as well as their improvements, in any form whatsoever.

13.2. Créations Préexistantes	13.2. Pre-existing Creations

Le Mandat n’emporte aucun transfert de Droits de Propriété Intellectuelle sur les Créations Préexistantes des Parties.	The Mandate does not entail any transfer of Intellectual Property Rights to the Parties’ Pre-existing Creations.

Monsieur BOKHARI concède à la Société une licence d’utilisation non-exclusive, pouvant faire l’objet de sous-licences sur les Créations Préexistantes de Monsieur BOKHARI qui sont nécessaires pour l’utilisation ou la mise en œuvre par la Société des Créations de Mandat dont les Droits de Propriété Intellectuelle sont cédés à la Société. Cette licence est concédée à la Société pour la durée de protection des Créations Préexistantes de Monsieur BOKHARI concernées par les Droits de Propriété Intellectuelle applicables.	Mr. BOKHARI grants the Company a non-exclusive license, which may be sublicensed, to the Pre-existing Creations of Mr. BOKHARI that are necessary for the Company’s use or implementation of the Mandate Creations whose Intellectual Property Rights are assigned to the Company. This license is granted to the Company for the duration of protection of the Pre-existing Creations of Mr. BOKHARI concerned by the applicable Intellectual Property Rights.

13.3. Cessions des Créations de Mandat	13.3 Assignment of Mandate Creations

La Société est et sera seul propriétaire des Créations de Mandat et seul titulaire de l’ensemble des Droits de Propriété Intellectuelle qui y sont attachés. La Société est seule habilitée à exploiter les Créations de Mandat de la manière la plus large permise par la loi et ce quelle qu’en soit la finalité ou destination, directement ou indirectement, à titre gratuit ou onéreux, à titre commercial ou non comme à titre promotionnel ou publicitaire. La Société dispose seule du droit de déposer toute Création de Mandat ou tout Droit de Propriété Intellectuelle afférents aux Créations de Mandat, en son seul nom. Les Créations de Mandat peuvent être diffusées ou distribuées sous le seul nom de la Société selon les usages professionnels en vigueur, ce que Monsieur BOKHARI reconnaît et accepte expressément.	The Company is and shall be the sole owner of the Mandate Creations and the sole holder of all the associated Intellectual Property Rights. The Company is solely authorized to exploit the Mandate Creations in the broadest manner permitted by law, regardless of their purpose or destination, directly or indirectly, free of charge or for a fee, commercially or otherwise, such as for promotional or advertising purposes. The Company alone has the right to file any Mandate Creation or any Intellectual Property Right relating to the Mandate Creations, in its sole name. The Mandate Creations may be disseminated or distributed under the sole name of the Company in accordance with current professional practice, which Mr. BOKHARI expressly acknowledges and accepts.

En ce qui concerne les droits d’auteur et droits voisins sur les Créations de Mandat, les Droits de Propriété Intellectuelle sur les Créations de Mandat seront cédés au fur et à mesure de leur création. Les droits ainsi cédés comprennent, en application de l’Article L.131-3 du Code de la propriété intellectuelle :	With regard to copyright and related rights on the Mandate Creations, the Intellectual Property Rights on the Mandate Creations will be assigned as and when they are created. The rights thus assigned include, in accordance with Article L.131-3 of the Intellectual Property Code:

-	pour le droit d’usage : le droit de faire usage et d’exploiter tout ou partie des Créations de Mandat, à titre personnel ou au bénéfice de tiers, à titre gratuit ou onéreux, aux fins d’effectuer toute forme de traitement, d’application ou d’utilisation, à quelque titre et sur quelque support que ce soit ;	-	for the right of use: the right to make use of and exploit all or part of the Mandate Creations, personally or for the benefit of third parties, free of charge or for a fee, for the purpose of carrying out any form of processing, application or use, for any purpose and on any medium whatsoever;

-	pour le droit de reproduction : le droit de reproduire, sans limitation de nombre, tout ou partie des Créations de Mandat, sur tout support connu ou inconnu à ce jour, actuel ou futur, et notamment mais non limitativement, sur tout support papier, électronique, numérique, analogique, digital, magnétique ou autrement exploitable par l’informatique, et par tout moyen de télécommunication, connu ou inconnu, actuel ou futur, notamment optique, électronique, numérique, magnétique, quelle que soit la finalité de la reproduction (commerciale, gratuite, publicitaire, promotionnelle, produits dérivés ou autre) ;	-	for the right of reproduction: the right to reproduce, without limitation as to number, all or part of the Mandate Creations, on any medium known or unknown to date, current or future, and in particular but not limited to, on any paper, electronic, digital, analog, digital, magnetic or otherwise exploitable by computer, and by any means of telecommunication, known or unknown, current or future, in particular optical, electronic, digital, magnetic, whatever the purpose of the reproduction (commercial, free of charge, advertising, promotional, derivative products or other);

-	pour le droit de représentation : le droit de représenter, de diffuser ou de faire diffuser, de communiquer ou mettre à disposition du public les Créations de Mandat par tout moyen et/ou support connu ou inconnu à ce jour, actuel ou futur, dans tous les formats, auprès de tout public, par tout réseau de communications, télécommunication ou autres, en ce compris par voie de cinéma, vidéo, télédiffusion, transmission analogique, hertzienne ou satellitaire, par technologie sans fil ou téléphonie mobile, et plus généralement, par tout autre moyen de communication (le réseau Internet, le courrier électronique, etc.) en vue d’une exploitation publique ou d’une utilisation privée, qu’elle soit gratuite, payante ou par abonnement quelle que soit la finalité de la représentation ou de la communication (commerciale, gratuite, publicitaire) ;	-	for the right of representation: the right to represent, broadcast or have broadcast, communicate or make available to the public the Mandate Creations by any means and/or medium known or unknown to date, current or future, in all formats, to any audience, by any communications network, telecommunications or other, including by cinema, video, television broadcasting, analog, terrestrial or satellite transmission, by wireless technology or mobile telephony, and more generally, by any other means of communication (the Internet, e-mail, etc.) for public performance or private use, whether free of charge, paid or by subscription, whatever the purpose of the representation or communication (commercial, free of charge, advertising);

-	pour le droit d’adaptation : le droit de décompiler, d’adapter, de corriger, de modifier et de faire évoluer les Créations de Mandat, par tous moyens ou procédés connus ou inconnus à ce jour et notamment, mais non limitativement, par tous modes de communication visés ci-dessus, quelle que soit la finalité de l’adaptation réalisée (commerciale, gratuite, publicitaire, promotionnelle ou autre), le droit de réaliser de nouvelles versions des Créations de Mandat ou de nouvelles créations à partir des Créations de Mandat, le droit de maintenir, modifier, arranger, assembler, condenser, transcrire, numériser, mixer, migrer, compresser ou décompresser tout ou partie des Créations de Mandat, le droit de les traduire sous quelque langage ou code que ce soit (y compris informatique), le droit de les interfacer avec tout logiciel, tout matériel ou toute base de données, et le droit de les intégrer à toute œuvre existante ou à venir, et ce sur tout support et par tout moyen ;	-	for the right of adaptation: the right to decompile, adapt, correct, modify and develop the Mandate Creations, by any means or processes known or unknown to date and in particular, but not limited to, by any means of communication referred to above, whatever the purpose of the adaptation made (commercial, free of charge, advertising, promotional or other), the right to produce new versions of the Mandate Creations or new creations based on the Mandate Creations, the right to maintain, modify, arrange, assemble, condense, transcribe, digitize, mix, migrate, compress or decompress all or part of the Mandate Creations, the right to translate them into any language or code (including computer language), the right to interface them with any software, hardware or database, and the right to integrate them into any existing or future work, in any medium and by any means;

-	pour le droit d’exploitation : le droit de concéder à des tiers, en tout ou partie, sous quelque forme que ce soit, notamment par cession, licence ou tout autre type de contrat, à titre gratuit ou onéreux, tout ou partie des droits cédés sur les Créations de Mandat, de façon temporaire ou définitive ;	-	for the right of exploitation: the right to grant to third parties, in whole or in part, in any form whatsoever, in particular by assignment, license or any other type of contract, free of charge or for a fee, all or part of the rights assigned to the Mandate Creations, temporarily or permanently;

-	pour le droit de distribution : le droit de diffuser, commercialiser, mettre sur le marché les Créations de Mandat, à titre onéreux ou gratuit, y compris par la location ou la vente de reproductions des Créations de Mandat en tout ou partie, sur tout support ou par tout réseau de télécommunication ou communication électronique visé ci-dessus, et auprès de tout public, quelle que soit la finalité de la distribution (commerciale, gratuite, publicitaire, promotionnelle ou autre) ;	-	for the right of distribution: the right to distribute, market and sell the Mandate Creations, for payment or free of charge, including by renting or selling reproductions of the Mandate Creations in whole or in part, on any medium or by any telecommunications or electronic communications network referred to above, and to any audience, regardless of the purpose of the distribution (commercial, free of charge, advertising, promotional or other);

-	pour le droit de destination : le droit de définir et de modifier l’usage et la destination des Créations de Mandat sous toute forme, connue ou inconnue, actuelle ou future ;	-	for the right of destination: the right to define and modify the use and destination of the Mandate Creations in any form, known or unknown, current or future;

-	et plus généralement, le droit de disposer et d’exploiter librement les Créations de Mandat sous une forme non prévisible ou non prévue à la date de signature du Mandat.	-	and more generally, the right to freely dispose of and exploit the Mandate Creations in a form that is not foreseeable or not provided for on the date of signature of the Mandate.

Monsieur BOKHARI s’engage à (i) communiquer régulièrement à la Société, pendant la durée du Mandat, la liste exhaustive des Créations de Mandat réalisées pour le compte de la Société, (ii) confirmer, à tout moment à la demande de la Société et, dans tous les cas, à la fin de tout projet majeur de Création de Mandat, la cession à la Société de tous les droits d’auteur et droits voisins, qu’il pourrait détenir sur toute Création de Mandat, par la conclusion d’avenants au Mandat réitératifs de cette cession, et (iii) fournir à la Société tout élément ou documentation relatifs aux Créations de Mandat (y compris le code source et toute la documentation relative aux logiciels), dont la propriété matérielle est attribuée de manière irrévocable, sans limitation ni réserve, à la Société en vertu du présent Mandat.	Mr. BOKHARI undertakes to (i) regularly provide the Company, throughout the term of the Mandate, with a comprehensive list of the Mandate Creations produced on the Company’s behalf, (ii) confirm, at any time at the Company’s request and, in any case, at the end of any major Mandate Creation project, the assignment to the Company of all copyright and related rights that he may hold on any Mandate Creation, by concluding amendments to the Mandate reiterating this assignment, and (iii) provide the Company with any element or documentation relating to the Mandate Creations (including the source code and all software documentation), the material ownership of which is irrevocably assigned, without limitation or reservation, to the Company under this Mandate.

Les cessions de Droits de Propriété Intellectuelle sur les Créations de Mandat intervenant en vertu du Mandat sont consenties à titre exclusif, pour le monde entier et pour toute la durée légale de protection des Créations de Mandat par les Droits de Propriété Intellectuelle applicables telle que prévue tant par les législations française et étrangères que par les conventions internationales, y compris leurs éventuelles prolongations. Monsieur BOKHARI s’interdit d’exploiter ou de concéder à un tiers tout droit d’utilisation et d’exploitation sur tout ou partie des Créations de Mandat.	The assignments of Intellectual Property Rights on the Mandate Creations occurring under the Mandate are granted on an exclusive basis, for the entire world and for the entire legal term of protection of the Mandate Creations by the applicable Intellectual Property Rights as provided for by both French and foreign legislation and by international conventions, including any extensions thereof. Mr. BOKHARI shall refrain from exploiting or granting to a third party any right of use and exploitation of all or part of the Mandate Creations.

Monsieur BOKHARI s’engage à fournir promptement à la Société tous documents et signatures qui seraient nécessaires pour procéder aux formalités que la Société estimerait utiles pour la protection des Créations de Mandat et qui lui seraient réclamés par la Société. En tant que de besoin, Monsieur BOKHARI s’engage à collaborer avec diligence et à apporter son assistance à la Société dans le cadre de toute réclamation ou procédure judiciaire relative aux Créations de Mandat. Monsieur BOKHARI accepte d’assister la Société, à la demande de la Société, dans le cadre de la protection de ses intérêts concernant les Créations de Mandat et les Droits de Propriété Intellectuelle y afférents dans tous pays et notamment de signer et de remettre immédiatement à la Société tous les documents et d’effectuer tous actes nécessaires sur demande de la Société.	Mr. BOKHARI undertakes to promptly provide the Company with any documents and signatures that may be necessary to carry out the formalities that the Company deems useful for the protection of the Mandate Creations and that may be requested by the Company. As necessary, Mr. BOKHARI undertakes to collaborate diligently and to provide assistance to the Company in the context of any claim or legal proceedings relating to the Mandate Creations. Mr. BOKHARI agrees to assist the Company, at the request of the Company, in protecting its interests concerning the Mandate Creations and the related Intellectual Property Rights in all countries and in particular to sign and immediately deliver to the Company all documents and to perform all necessary acts at the request of the Company.

Compte tenu de la cession opérée, Monsieur BOKHARI s’interdit de procéder en son nom ou au nom d’un tiers, sauf accord préalable et écrit de la Société, à tout dépôt et à toute formalité auprès de tout registre de marques, brevets, logiciels, dessins et modèles et/ou tous autres registres similaires, en France ou à l’étranger, des Créations de Mandat ou de créations similaires aux Créations de Mandat.	In view of the transfer made, Mr. BOKHARI shall refrain from proceeding in his own name or in the name of a third party, without the prior written consent of the Company, with any filing or formality with any register of trademarks, patents, software, designs and models and/or any other similar registers, in France or abroad, of the Mandate Creations or creations similar to the Mandate Creations.

Les Parties conviennent que la rémunération versée par la Société à Monsieur BOKHARI au titre du présent Mandat inclut la contrepartie forfaitaire à la cession prévue au présent Article conformément à l’article L131-4 du Code de la Propriété Intellectuelle. Monsieur BOKHARI se déclare pleinement rempli de ses droits au titre des cessions intervenues en vertu du Mandat et s’interdit de solliciter ou revendiquer à ce titre toute indemnité ou rémunération supplémentaire de quelque nature que ce soit.	The Parties agree that the remuneration paid by the Company to Mr. BOKHARI under this Agreement includes the lump-sum consideration for the assignment provided for in this Article in accordance with Article L131-4 of the Intellectual Property Code. Mr. BOKHARI declares that he is fully satisfied with his rights under the assignments made under the Mandate and refrains from soliciting or claiming any additional compensation or remuneration of any kind whatsoever in this respect.

A la date de résiliation ou de fin du Mandat, Monsieur BOKHARI s’engage par ailleurs à remettre sans délai, à la demande de la Société et/ou dès la résiliation du présent Mandat, l’ensemble des éléments constituant les Créations de Mandat, que ces dernières soient finalisées ou en cours de développement, y compris sans limitation toute documentation, élément de code, document de travail, méthode de calcul réalisés aux fins de développement des Créations de Mandat sur tout support.	On the date of termination or expiry of the Mandate, Mr. BOKHARI also undertakes to hand over without delay, at the request of the Company and/or upon termination of this Mandate, all the elements constituting the Mandate Creations, whether finalized or in development, including without limitation any documentation, code elements, working documents, calculation methods produced for the purposes of developing the Mandate Creations on any medium.

13.4. Savoir-Faire	13.4. Know-How

Monsieur BOKHARI s’engage à communiquer à la Société, de manière continue et sous la forme requise par la Société, tout le Savoir-Faire rattaché aux Créations de Mandat. La Société a le droit exclusif d’utiliser, d’exploiter et de divulguer ce Savoir-faire à quelque fin que ce soit et sans aucune restriction territoriale. Monsieur BOKHARI s’engage à ne pas utiliser, exploiter ou divulguer ce Savoir-faire, sauf dans la mesure où cela est nécessaire à l’exécution de ses fonctions en vertu du présent Mandat.	Mr. BOKHARI undertakes to communicate to the Company, on an ongoing basis and in the form required by the Company, all the Know-How related to the Mandate Creations. The Company has the exclusive right to use, exploit and disclose this Know-how for any purpose whatsoever and without any territorial restriction. Mr. BOKHARI undertakes not to use, exploit or disclose this Know-How, except to the extent necessary for the performance of his duties under this Mandate.

13.5. Déclarations et garanties	13.5. Representations and warranties

Monsieur BOKHARI garantit à la Société la jouissance pleine et entière, et libre de toute servitude, des Créations de Mandat et des Droits de Propriété Intellectuelle qui y sont attachés. À ce titre, Monsieur BOKHARI garantit notamment : (i) qu’il est titulaire de l’intégralité des Droits de Propriété Intellectuelle sur les Créations de Mandat cédées à la Société et qu’il dispose de tous pouvoirs pour conclure le Mandat ; (ii) que les Créations de Mandat ne portent pas atteinte à des droits antérieurs de tiers et qu’il garantit à ce titre la Société contre tous troubles, revendications, évictions, recours ou actions de la part de toute personne sur le fondement de la contrefaçon, de la concurrence déloyale et/ou du parasitisme ; (iii) que les cessions intervenant en vertu du Mandat sont consenties à titre exclusif et que les Créations de Mandat et les Droits de Propriété Intellectuelle qui y sont attachés n’ont fait et ne font l’objet d’aucun engagement au profit de tiers, que ce soit sous la forme de cession, de licence, d’autorisation, de caution, de garantie, ou sous toutes autres formes, de nature à limiter la portée des droits cédés à la Société.	Mr. BOKHARI guarantees the Company full and unencumbered use of the Mandate Creations and the associated Intellectual Property Rights. As such, Mr. BOKHARI guarantees in particular: (i) that he holds all Intellectual Property Rights to the Mandate Creations assigned to the Company and that he has full power to conclude the Mandate; (ii) that the Mandate Creations do not infringe any prior rights of third parties and that he therefore guarantees the Company against any disturbances, claims, evictions, recourse or actions on the part of any person on the basis of counterfeiting, unfair competition and/or free riding; (iii) that the assignments occurring under the Mandate are granted on an exclusive basis and that the Mandate Creations and the Intellectual Property Rights attached to them have not been and are not the subject of any commitment to the benefit of third parties, whether in the form of assignment, license, authorization, surety, guarantee, or in any other form, likely to limit the scope of the rights assigned to the Company.

Monsieur BOKHARI s’engage à indemniser la Société de tous les frais, dépenses, dommages-intérêts ou pertes de quelque nature que ce soit, liés à une réclamation d’un tiers faisant valoir que Monsieur BOKHARI aurait violé un droit de tiers dans le cadre de la réalisation de ses missions aux termes du présent Mandat.	Mr. BOKHARI undertakes to indemnify the Company against all costs, expenses, damages or losses of any kind whatsoever, related to a claim by a third party asserting that Mr. BOKHARI infringed a third party right in the course of carrying out his duties under this Mandate.

Monsieur BOKHARI garantit qu’il fournira les Services en conformité avec l’ensemble des lois applicables, y compris, sans limitation le Règlement (UE) 2016/679 du Parlement européen et du Conseil du 27 avril 2016 relatif à la protection des personnes physiques à l’égard du traitement des données à caractère personnel et à la libre circulation de ces données ainsi que toute loi ou toute règlementation applicable à la protection des données à caractère personnel, y compris, notamment, la loi n° 78-17 relative à l’informatique, aux fichiers et aux libertés, telle que modifiée. Il fournira par ailleurs à la Société, toute la coopération nécessaire afin que la Société soit en mesure de se conformer à ses obligations légales.	Mr. BOKHARI guarantees that he will provide the Services in accordance with all applicable laws, including, without limitation, Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as well as any law or regulation applicable to the protection of personal data, including, in particular, Law No. 78-17 on data processing, data files and individual liberties, as amended. He shall also provide the Company with all the cooperation necessary to enable the Company to comply with its legal obligations.

Monsieur BOKHARI s’abstiendra d’utiliser toute solution basée sur l’intelligence artificielle (y compris tout système d’intelligence artificielle tel que défini par le Règlement (UE) 2024/1689 du Parlement Européen et du Conseil du 13 juin 2024) aux fins d’exécutions de sa mission sans l’accord préalable écrit de la Société. En cas d’autorisation écrite de la Société, Monsieur BOKHARI s’engage à identifier les éléments créés en tout ou partie avec l’aide d’un système intelligence artificielle et à respecter les politiques de la Société en matière d’intelligence artificielle.	Mr. BOKHARI shall refrain from using any solution based on artificial intelligence (including any artificial intelligence system as defined by Regulation (EU) 2024/1689 of the European Parliament and of the Council of June 13, 2024) for the purposes of carrying out his mission without the prior written consent of the Company. In the event of written authorization from the Company, Mr. BOKHARI undertakes to identify the elements created in whole or in part with the help of an artificial intelligence system and commits to comply with the Company’s policies in relation to artificial intelligence.

ARTICLE 14 : CESSATION DU MANDAT Le Mandat prendra fin dans les cas suivants :	ARTICLE 14: TERMINATION OF THE MANDATE This Mandate will end in the following cases:

-	d’un commun accord des Parties ;	-	by mutual agreement of the Parties;

-	pour juste motif, par décision des associés (dans les conditions prévues par les statuts);	-	for just cause, by decision of the shareholders (in accordance with the articles of association’s provisions);

-	par la démission du Directeur Général dans les conditions prévues dans les statuts de la Société, sous réserve du respect d’un préavis de six (6) mois pouvant être réduit sur décision des associés ayant statué sur son remplacement ;	-	by resignation of the CEO in accordance with the provisions of the articles of association of the Company, subject to compliance with a six (6)-month notice period, which may be reduced by decision of the shareholders having resolved on his replacement;

-	par le décès du Directeur Général ;	-	in case of the CEO’s death;

-	en cas d’inaptitude au travail ou une invalidité majeure reconnue par les organismes de sécurité sociale ; ou	-	in case of incapacity for work or major disability recognized by social security organizations; or

-	en cas d’interdiction de gérer une société.	-	in the event of a prohibition to manage a company.

ARTICLE 15 : DIVERS

Le présent Mandat est rédigé en français et traduit en anglais. En cas de divergence entre la version française et la version anglaise, la version française prévaudra.

Le Mandat est régi par le droit français. Les juridictions compétentes seront les juridictions françaises.

ARTICLE 15: MISCELLANEOUS

This Mandate is drafted in French and is translated into English. In the event of discrepancies between the French and English versions, the French version shall prevail.

The Mandate is governed by French law. The competent courts will be the French courts.

Les dispositions du Mandat sont séparables et par conséquent, toute nullité de l’une ou plusieurs d’entre elles prononcée par un tribunal compétent ne s’étend pas aux autres.

Monsieur BOKHARI bénéficiera de la couverture de l’assurance responsabilité civile des dirigeants (D&O) souscrite par la Société, conformément aux termes et conditions de la police d’assurance en vigueur au sein de la Société.

Le Mandat est établi en deux (2) exemplaires dont l’un devra être retourné à la Société dans les plus brefs délais, revêtu de la signature du Directeur Général, précédée de la mention « lu et approuvé, bon pour accord » sur la dernière page, les pages précédentes étant également paraphées par ses soins.

The provisions of this Mandate are separate and, as a consequence, the nullity of one or several of these provisions, declared by a competent tribunal, shall not extend to the others.

Mr. BOKHARI shall benefit from the directors’ and officers’ liability insurance (D&O) subscribed by the Company, in accordance with the terms and conditions of the insurance policy in force within the Company.

The Mandate is drawn up in two (2) counterparts, one of which must be returned to the Company as soon as possible, bearing the CEO’s signature, preceded by the words “read and approved” on the last page, the preceding pages also being initialed by him.

ARTICLE 16 : SIGNATURE ELECTRONIQUE

Les Parties conviennent de signer le présent Mandat de manière électronique, par l’intermédiaire du prestataire de services DocuSign. Les Parties reconnaissent au Mandat signé électroniquement la qualité de document original et la même force probante qu’un écrit sur papier conformément aux lois et réglementations applicables.

ARTICLE 16: ELECTRONIC SIGNATURE

The Parties agree to sign the present Mandate electronically, via the service provider DocuSign. The Parties acknowledge that the Mandate signed electronically is an original document and has the same probative value as a written document on paper in accordance with applicable laws and regulations.

Fait à 24 Av. Emile Baudot, 91120 Palaiseau, France / At 24 Av. Emile Baudot, 91120 Palaiseau, France:

Le 28 août 2026 / On August 28, 2026:

[Signature sur la page suivante / Signatures on the following page]

/s/ Wasiq Bokhari
Pour la Société / For the Company
Mr. Wasiq Bokhari

/s/ Wasiq Bokhari
Directeur Général / CEO*
Mr. Wasiq BOKHARI

*Signature précédée de la mention “Lu et approuvé, bon pour accord” / Signature preceded by the mention
“Read and approved, good for agreement”